Exhibit 99.1

For Additional Information:

Bryan Giglia

Director of Finance

Sunstone Hotel Investors, Inc.

(949) 369-4204

SUNSTONE HOTEL INVESTORS REPORTS RESULTS OF OPERATIONS FOR

FIRST QUARTER 2006

Adjusted FFO Per Share up 19.5% and RevPAR up 9.0%;

To Acquire La Jolla Embassy Suites

SAN CLEMENTE, CA – May 3, 2006 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced results of operations for the first quarter ended March 31, 2006.

FIRST QUARTER 2006 HIGHLIGHTS

•	Same-store revenue per available room (“RevPAR”) growth of 9.0%, excluding two assets undergoing rebranding and renovation programs (Fairmont Newport Beach and Hyatt Regency Century Plaza), and 6.7% overall over first quarter 2005;
•	Adjusted EBITDA of $52.0 million (78.1% increase over first quarter 2005);
•	Adjusted Funds From Operations (“Adjusted FFO”) to common stockholders of $29.2 million (87.2% increase over first quarter 2005); and
•	Adjusted FFO per diluted share of $0.49 (19.5% increase over first quarter 2005).

Robert A. Alter, Chief Executive Officer, stated, “We have had an excellent start to 2006 at Sunstone. During the first quarter, we acquired the Del Mar Marriott in San Diego and the Hilton Times Square in New York City. Both of these properties are high quality assets in high barrier to entry markets. Our existing hotel portfolio has performed well as evidenced by our solid year over year RevPAR gains. The rebranding and renovation program at the Fairmont Newport Beach has been substantially completed. Our expectations are high for this hotel going forward. Finally, we are encouraged about 2006 as hotel market fundamentals remain strong and our portfolio continues to post outstanding results from operations.”

ACQUISITION OF LA JOLLA EMBASSY SUITES

The Company has signed an agreement to acquire the Embassy Suites in La Jolla, California and expects to close this transaction in May 2006. The 335-room all-suite hotel will be acquired for approximately $100 million, or approximately $300,000 per suite. The hotel will continue to be managed by Hilton Hotels Corporation. Built in 1987, the hotel is well located in the University Town Center submarket of San Diego, fifteen minutes north of downtown and the airport. The hotel is located on La Jolla Village Drive, in the heart of San Diego’s “Golden Triangle”, the area bounded by the 5 freeway to the west, the 805 freeway to the east and the 52 freeway to the south. The surrounding office market includes approximately six million square feet of space, occupied primarily by hi-tech, biomedical, pharmaceutical and defense contracting firms. The Company will also spend approximately $9 million to renovate the hotel. The purchase price is approximately 13.7x estimated 2006 EBITDA and 11.4x estimated 2007 EBITDA (a reconciliation of the hotel’s EBITDA to net income is provided in the Annual 2006 Outlook section).

SELECTED FINANCIAL DATA

($ in millions, except RevPAR and per share amounts)

	Three Months Ended March 31,
	2006	2005	% Change
Revenues	$212.2	$114.9	84.7%
RevPAR (1)	$90.26	$82.81	9.0%
Income available to common stockholders (including OP unit holders) (2)	$13.7	$1.6	756.3%
Income available to common stockholders per diluted share (including OP unit holders) (2) (3)	$0.25	$0.04	525.0%
FFO available to common stockholders (4) (5)	$21.5	$15.6	37.8%
Adjusted FFO available to common stockholders (including OP unit holders) (4) (5)	$29.2	$15.6	87.2%
FFO available to common stockholders per diluted share available (including OP unit holders) (4) (5)	$0.36	$0.41	-12.2%
Adjusted FFO available to common stockholders per diluted share available (including OP unit holders) (4) (5)	$0.49	$0.41	19.5%
EBITDA (4)	$68.7	$29.2	135.3%
Adjusted EBITDA (4)	$52.0	$29.2	78.1%
Hotel Operating Profit Margin (6)	27.7%	26.1%	160 bps

(1)	Same store for 59 hotels (includes prior ownership periods). Excludes two hotels under rebranding and renovation programs (Fairmont Newport Beach and Hyatt Regency Century Plaza).
(2)	2006 income available to common stockholders is presented after giving affect to the payment of the series C convertible preferred stock dividends.
(3)	2006 income per share available to common stockholders does not assume conversion of the series C convertible preferred stock as the effect of the conversion would not be as dilutive as the current presentation.
(4)	Please refer to the definitions of Funds from Operations ("FFO"), Adjusted FFO, EBITDA, Adjusted EBITDA and Hotel Operating Margin on page 8 and to the reconciliation schedules on pages 9 through 11 for a tabular presentation of our results and a reconciliation to GAAP measures.
(5)	Reflects series C convertible preferred stock on an "as-converted" basis.
(6)	Please refer to page 11 for detailed hotel operating margin analysis.

The Company has filed contemporaneously with this press release the Form 10-Q with the Securities and Exchange Commission for the quarterly period ended March 31, 2006.

Disclosure regarding the non-GAAP financial measures in this release is included as an attachment to this release, along with reconciliations to the most comparable GAAP measure during each of the periods presented.

First Quarter 2006 Highlights

Listed below are certain highlights from the Company’s unaudited financial statements. Please refer to the reconciliation schedule on page 9 for a tabular presentation of our results.

•	Total revenue was $212.2 million for the three months ended March 31, 2006 compared to $114.9 million for the three months ended March 31, 2005.
•	Income available to common stockholders (including OP unit holders) was $13.7 million for the three months ended March 31, 2006 compared to $1.6 million for the three months ended March 31, 2005.

•	Income available to common stockholders (including OP unit holders) per diluted share was $0.25 for the three months ended March 31, 2006 compared to $0.04 per diluted share for the three months ended March 31, 2005.
•	EBITDA was $68.7 million for the three months ended March 31, 2006, compared to $29.2 million for the three months ended March 31, 2005.
•	Adjusted EBITDA was $52.0 million for the three months ended March 31, 2006, compared to $29.2 million for the three months ended March 31, 2005.
•	FFO available to common stockholders (including OP unit holders) was $21.5 million for the three months ended March 31, 2006, compared to $15.6 million for the three months ended March 31, 2005.
•	Adjusted FFO available to common stockholders (including OP unit holders) was $29.2 million for the three months ended March 31, 2006, compared to $15.6 million for the three months ended March 31, 2005.
•	FFO available to common stockholders per diluted share (including OP unit holders) was $0.36 for the three months ended March 31, 2006 compared to $0.41 per diluted share for the three months ended March 31, 2005.
•	Adjusted FFO available to common stockholders per diluted share (including OP unit holders) was $0.49 for the three months ended March 31, 2006 compared to $0.41 per diluted share for the three months ended March 31, 2005.
•	Total cash paid for improvements to hotel properties was $33.6 million for the three months ended March 31, 2006.

Performance Relative to Guidance

The following table reflects our prior guidance for the first quarter 2006 compared to our actual results.

	Guidance	Actual First Quarter 2006

RevPAR Growth	6.0% to 8.0%	9.0% excluding two hotels undergoing rebranding and renovation programs and 6.7% overall

Adjusted EBITDA	$50 million to $52 million	$52.0 million

Adjusted FFO available to common stockholders per diluted share	$0.44 to $0.47	$0.49

Hotel Operating Profit Margin	+150 bps to 200 bps	+160 bps

Comparable RevPAR for 59 hotels, which excludes 2 hotels undergoing rebranding and renovation programs (Fairmont Newport Beach and Hyatt Regency Century Plaza), owned during the first quarter 2006 (including prior ownership periods for acquisitions) increased 9.0% as compared to the first quarter of 2005, driven by an increase of 8.5% in average daily room rate and 0.3 occupancy points. RevPAR performance for the entire portfolio, while strong, was negatively impacted by rebranding and renovation programs at two of the Company’s hotels. Including these two hotels, RevPAR increased 6.7% driven by an increase in average daily rate.

Comparable hotel operating profit margins for the first quarter increased 160 basis points (from 26.1% to 27.7%) (see page 11 for a reconciliation of hotel operating income to the comparable GAAP measure).

The first quarter was negatively impacted by the delayed closing of the Hilton Times Square acquisition. Prior guidance assumed a closing date of March 1, 2006. The acquisition was completed on March 20, 2006 resulting in approximately $0.9 million less EBITDA than had been assumed in our prior guidance.

In addition to the Fairmont Newport Beach and Hyatt Regency Century Plaza, significant renovation work was completed at a number of our hotels which resulted in disruption to first quarter operations. Please see “Capital Expenditures” on page 5 for more detail.

Outlook

The Company is providing guidance at this time but does not undertake to update it for any developments in its business. Achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company has provided guidance for the second quarter of 2006 as well as full year 2006. The Company’s guidance does not include the impact of any possible future asset sales. The guidance also assumes a May 17, 2006, closing on the acquisition of the Embassy Suites, La Jolla, California.

Second Quarter 2006 Outlook

The Company expects comparable hotel RevPAR for the second quarter of 2006 to increase approximately 7.0% to 9.0% over the second quarter of 2005. As a result, the Company estimates that for the second quarter of 2006:

•	Income available to common stockholders should be approximately $13.3 million to $16.3 million;
•	Adjusted EBITDA should be approximately $69.0 million to $72.0 million;
•	Adjusted FFO available to common stockholders should be approximately $43.1 million to $46.1 million;
•	Adjusted FFO available to common stockholders per diluted share should be approximately $0.69 to $0.74;
•	Hotel operating profit margins should increase approximately 150 basis points to 200 basis points over the second quarter of 2005; and
•	Total cash paid for improvements to hotel properties should be $40 million to $50 million.

Due to the sale of the Hollywood Holiday Inn, second quarter guidance for EBITDA has been negatively impacted by approximately $0.6 million as compared to assumptions used in our prior guidance.

Annual 2006 Outlook

The Company reiterates the previously provided guidance that it expects comparable hotel RevPAR for the full year 2006 to increase approximately 7% to 9% over the full year 2005. As a result, the Company estimates that for the full year 2006:

•	Income available to common stockholders should be approximately $37.2 million to $43.2 million;
•	Adjusted EBITDA should be approximately $257 million to $263 million;
•	Adjusted FFO available to common stockholders should be approximately $155.9 million to $161.9 million;
•	Adjusted FFO available to common stockholders per diluted share should be approximately $2.52 to $2.62;
•	Hotel operating profit margins should increase approximately 150 basis points to 200 basis points over the full year 2005; and
•	Total cash paid for improvements to hotel properties should be $125 million to $140 million.

Due to the sale of the Hollywood Holiday Inn, full year guidance for EBITDA has been negatively impacted by approximately $1.7 million as compared to assumptions used in our prior guidance. Additionally, the delayed closing of the Hilton Times Square resulted in an approximately $0.9 million reduction to projected full year 2006 EBITDA as compared to the assumptions used in our prior guidance. From the expected acquisition date of May 17, 2006 through year end, the La Jolla Embassy Suites is expected to generate $0.1 million of net income available to common stockholders, depreciation expense of $1.6 million, and interest expense of $2.9 million, resulting in EBITDA of $4.6 million. Including the period prior to our anticipated May acquisition, full year 2006 EBITDA for this hotel is estimated at $7.3 million based on $0.2 million of income available to common stockholders, $2.5 million of depreciation expense and $4.6 million of interest expense and full year 2007 EBITDA for this hotel is estimated at $8.8 million based on

$1.7 million of income available to common stockholders, $2.5 million of depreciation expense and $4.6 million of interest expense. Depreciation expense for this hotel is an estimate based on the purchase price and may change depending on the final purchase price allocation.

Balance Sheet/Liquidity Update

As of March 31, 2006, the Company had approximately $76.6 million of cash and cash equivalents (including restricted cash). The Company also had $112.7 million of availability under its $150.0 million credit line and has 15 unencumbered assets, including the Fairmont Newport Beach. Total assets were $2.6 billion, including $2.4 billion of net investments in hotel properties, total debt of $1.4 billion and stockholders’ equity of $1.0 billion.

In January 2006, the Company completed the acquisition of the 284-room Marriott Del Mar located in San Diego, California for approximately $69.1 million.

In February 2006, the Company closed a public offering of 5.5 million shares of common stock for net proceeds of approximately $158.1 million. The proceeds from this offering were used to fund a portion of the acquisition price of the Hilton Times Square Hotel.

In March 2006, the Company completed the acquisition of the 444-room Hilton Times Square Hotel located in New York, New York for approximately $256.3 million which includes a $15.0 million payment to convert the hotel to a franchise. The Company financed the acquisition primarily through the assumption of $81.0 million of debt due in 2010 with a rate of 5.9% per annum and proceeds from its February 2006 common stock offering.

In March 2006, the Company sold to an unrelated third party the Hollywood Holiday Inn located in Los Angeles, California for approximately $25.5 million.

In March 2006, the Company refinanced two existing mortgage loans that would have matured in 2008. The Company incurred a prepayment penalty of approximately $7.4 million to defease the loans. Key terms are as follows (dollars in millions):

	Prior Loan			New Loan
	Amount	Rate	Maturity	Amount	Rate	Maturity
Houston Wyndham	$35.8	8.25%	2008	$34.0	5.66%	2016
Chicago Embassy Suites	$36.9	8.25%	2008	$75.0	5.58%	2017

Capital Expenditures

In the first quarter of 2006, the Company paid $33.6 million for capital improvements across its portfolio, of which $6.8 million was spent on the Fairmont Newport Beach.

The following hotels experienced disruption in the first quarter of 2006 due to renovation work:

Hotel	Area of Renovation

Chicago Embassy Suites	Bathrooms

Houston Wyndham	Rooms

Napa Marriott	Rooms

Provo Marriott	Rooms

Lynnwood Courtyard	Rooms

Rochester Marriott	Rooms

Salt Lake City Marriott	Rooms

Houston Marriott	Bathrooms

Fresno Courtyard	Rooms

San Diego Old Town Holiday Inn Express	Bathrooms

Pueblo Marriott	Rooms

Recent Developments

In April 2006, the Company sold 2.2 million shares of 8.0% Series A Cumulative Redeemable Preferred Stock with a liquidation value of $25.00 per share for gross proceeds of approximately $54.5 million.

In April 2006, the Company repaid in full the $75.0 million unsecured subordinated term loan with the proceeds from the Series A Cumulative Redeemable Preferred Stock offering and cash on hand from the refinancing described below.

In April 2006, the Company refinanced the existing mortgage loan secured by the Renaissance Washington D.C. that would have matured in 2008. The Company incurred a prepayment penalty of approximately $3.0 million to defease the prior mortgage. The prior loan had a principal balance of $52.9 million, a fixed interest rate of 7.5% and a maturity date of 2008. The new loan is for $135.0 million, has a fixed interest rate of 5.95% and matures in 2021.

The acquisition of the La Jolla Embassy Suites is expected to close May 17, 2006. The Company expects to fund this acquisition with cash on hand and a $70 million single property mortgage with an interest rate of 6.60% due in 2019.

Dividend Update

In January 2006, the Company paid a dividend of $0.30 per share to its common stockholders, a dividend of $0.50 per share to its Series A cumulative redeemable preferred stockholders and a dividend of $0.393 per share to its Series C cumulative convertible redeemable preferred stockholders.

During the first quarter of 2006, the Board of Directors of the Company declared a dividend of $0.30 per share payable to its common stockholders. The Company also declared a dividend of $0.50 per share payable to its Series A cumulative redeemable preferred stockholders and a dividend of $0.393 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends were paid on April 17, 2006 to stockholders of record on March 31, 2006. The level of future dividends will be determined by the Company’s quarterly operating results and expected capital requirements.

Earnings Call

The Company will host a conference call to discuss first quarter results on May 4, 2006, at 10 a.m. EDT. A live web cast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, investors may dial 1-800-866-5043 (for domestic callers) or 303-262-2142 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, owns 61 hotels with an aggregate of 17,901 rooms primarily in the upper-upscale segment operated under brands owned by nationally-recognized companies, such as Marriott, Hilton, Hyatt and Fairmont. For further information, please visit the Company’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of May 3, 2006, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; (2) Adjusted EBITDA (as defined below); (3) Funds From Operations, or FFO; (4) Adjusted FFO (as defined below); and (5) Hotel Operating Income for the purpose of our operating margins.

EBITDA represents income (loss) available to common stockholders before minority interest excluding: (1) preferred stock dividends; (2) interest expense (including prepayment penalties, if any); (3) provision for income taxes, including income taxes applicable to sale of assets; and (4) depreciation and amortization. In addition, we have presented Adjusted EBITDA, which excludes: (1) the impact of any gain or loss from asset sales: (2) impairment charges; and (3) other adjustments we have identified in this release. We believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because they help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. A reconciliation and the components of hotel operating income are set forth on page 13. We believe hotel operating income is also useful to investors in evaluating our property level operating performance.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. We also present Adjusted FFO which excludes prepayment penalties, written-off deferred financing costs, impairment losses and other adjustments we have identified in this release. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to FFO and Adjusted FFO is set forth on page 10.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

***Tables to Follow***

Sunstone Hotel Investors, Inc.

Reconciliation of Income Available to Common Stockholders to Non-GAAP Financial Measures

(Unaudited and in Thousands Except Per Share Amounts)

Reconciliation of Income Available to Common Stockholders to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2006	2005
Income available to common stockholders	$13,738	$1,409
Minority interest (OP unit holders)	—	151

Income available to common stockholders (including OP unit holders)	13,738	1,560

Preferred stock dividends	4,087	388
Depreciation and amortization - continuing operations	22,974	13,925
Depreciation and amortization - discontinued operations	—	429
Amortization of deferred stock compensation	807	531
Interest expense - continuing operations	18,694	10,963
Interest expense - discontinued operations	39	300
Amortization of deferred financing fees	574	1,122
Prepayment penalties	7,376	—
Write-off of deferred financing costs	369	—
Income taxes - continuing operations	—	—
Income taxes - discontinued operations	—	—

EBITDA	68,658	29,218

Gain on sale of assets	(16,653)	—

Adjusted EBITDA	$52,005	$29,218

Reconciliation of Income Available to Common Stockholders to FFO and Adjusted FFO

Income available to common stockholders	$13,738	$1,409
Minority interest (OP unit holders)	—	151

Income available to common stockholders (including OP unit holders)	13,738	1,560

Series C preferred stock dividends	1,662	—
Real estate depreciation and amortization - continuing operations	22,747	13,631
Real estate depreciation and amortization - discontinued operations	—	429
Gain on sale of assets	(16,653)	—

FFO available to common stockholders (including OP unit holders)	21,494	15,620

Prepayment penalties	7,376	—
Write-off of deferred financing costs	369	—

	7,745	—

Adjusted FFO available to common stockholders (including OP unit holders)	$29,239	$15,620

FFO available to common stockholders per diluted share	$0.36	$0.41

Adjusted FFO available to common stockholders per diluted share	$0.49	$0.41

Diluted weighted average shares outstanding, including OP units (1)	60,285	38,516

(1)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis.

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Quarter Ended June 30, 2006 and Year Ended 2006

(Unaudited and in Thousands Except Per Share Amounts)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Quarter Ended June 30, 2006		Year Ended December 31, 2006
	Low End of Range	High End of Range	Low End of Range	High End of Range
Income available to common stockholders	$13,300	$16,300	$37,200	$43,200
Series A preferred stock dividends	3,500	3,500	13,000	13,000
Series C convertible preferred stock dividends	1,600	1,600	6,500	6,500
Depreciation and amortization - continuing operations	26,100	26,100	103,000	103,000
Depreciation and amortization - deferred financing fees	600	600	2,300	2,300
Amortization of deferred stock compensation	900	900	3,500	3,500
Interest expense—continuing operations	20,700	20,700	81,400	81,400
Prepayment penalties, write-off of deferred financing costs associated with the early retirement of debt (1)	2,300	2,300	10,100	10,100

EBITDA	69,000	72,000	257,000	263,000

Adjusted EBITDA	$69,000	$72,000	$257,000	$263,000

Reconciliation of Net Income to FFO and Adjusted FFO

Income available to common stockholders	$13,300	$16,300	$37,200	$43,200
Series C convertible preferred stock dividends	1,600	1,600	6,500	6,500
Real estate depreciation and amortization - continuing operations	25,900	25,900	102,100	102,100

FFO available to common stockholders	40,800	43,800	145,800	151,800

Prepayment penalties, write-off of deferred financing costs associated with the early retirement of debt (1)	2,300	2,300	10,100	10,100

Adjusted FFO available to common stockholders	$43,100	$46,100	$155,900	$161,900

Diluted weighted average shares outstanding (2)	62,246	62,246	61,763	61,763

Adjusted FFO available to common stockholders per diluted share	$0.69	$0.74	$2.52	$2.62

(1) Prepayment penalties, write-off of deferred financing costs:

	Quarter Ended June, 30 2006	Year Ended December 31, 2006
Houston Wyndham/Chicago Embassy Suites defeasance costs	$—	$7,400
Houston Wyndham/Chicago Embassy Suites write-off of deferred financing fees	—	400
Renaissance Washington D.C. defeasance costs	3,000	3,000
Write-off of Renaissance Washington D.C. loan premium	(2,000)	(2,000)
Term loan write-off deferred financing fees	1,300	1,300

	$2,300	$10,100

(2)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis.

Sunstone Hotel Investors, Inc.

Hotel Operating Results

(Unaudited and In Thousands Except Hotels and Rooms)

	Quarter Ended
	Historical Properties (1) March 31, 2006	Acquired Properties (2) March 31, 2006	Total March 31, 2006	Historical Properties (3) March 31, 2005
Number of Hotels	50	11	61	50
Number of Rooms	12,472	5,429	17,901	12,472

Hotel operating profit margin (4)	27.7%	24.1%	26.2%	26.1%

Hotel Revenues
Room revenue	$86,201	$50,435	$136,636	$78,309
Food and beverage revenue	27,450	30,697	58,147	25,613
Other operating revenue	11,261	6,183	17,444	10,960

Total Hotel Revenues	124,912	87,315	212,227	114,882
Hotel Expenses
Room expense	18,446	12,644	31,090	17,449
Food and beverage expense	18,462	21,883	40,345	18,173
Other hotel expense	38,811	20,986	59,797	36,982
General and administrative expense	14,609	10,737	25,346	12,269

Total Hotel Expenses	90,328	66,250	156,578	84,873

Hotel Operating Income	34,584	21,065	55,649	30,009

Corporate overhead	5,565	312	5,877	3,507
Depreciation and amortization	14,184	8,790	22,974	13,925
Impairment loss	—	—	—	—

Operating Income	14,835	11,963	26,798	12,577
Interest and other income	1,012	86	1,098	306
Interest expense	(19,565)	(7,258)	(26,823)	(12,055)
Minority interest	—	—	—	(151)
Income from discontinued operations	16,752	—	16,752	1,120

Net Income	$13,034	$4,791	$17,825	$1,797

(1)	Represents 50 hotels owned for both the entire quarters ended March 31, 2006 and 2005.
(2)	Represents our ownership period of the 11 hotels acquired subsequent to January 1, 2005.
(3)	Represents 50 hotels owned for the entire quarter ended March 31, 2005. Excludes 4 hotels that were sold in 2005 and 2006.
(4)	Quarter ended March 31, 2006 hotel operating profit margin is calculated as the hotel operating income divided by the hotel revenues per the schedule above. We use hotel operating income for the same reasons as EBITDA, which are more fully set forth on page 8 of this release.

Sunstone Hotel Investors, Inc.

Pro Forma Hotel Operating Statistics by Region

(Unaudited)

			Quarter ended March 31, 2006			Quarter ended March 31, 2005			Percent Change in RevPAR
REGION	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	RevPar	Occupancy Percentages	Average Daily Rate	RevPar
California (1)	20	4,524	78.7%	$121.86	$95.95	78.8%	$108.29	$85.31	12.5%
Other West (2)	15	3,362	68.4%	$95.97	$65.69	67.2%	$88.16	$59.25	10.9%
Midwest (3)	9	2,694	59.4%	$119.54	$71.03	56.7%	$111.53	$63.27	12.3%
Middle Atlantic (4)	7	3,012	68.7%	$182.90	$125.61	68.2%	$173.39	$118.29	6.2%
South (5)	5	2,062	66.8%	$154.92	$103.44	70.0%	$141.25	$98.82	4.7%
Southwest (6)	3	1,075	78.5%	$92.86	$72.86	79.6%	$89.04	$70.89	2.8%

Total Portfolio	59	16,729	70.3%	$128.41	$90.26	70.0%	$118.34	$82.81	9.0%

(1)	Excludes Fairmont Newport Beach and Hyatt Regency Century Plaza, Los Angeles.
(2)	Includes Colorado, Idaho, Oregon, Utah and Washington.
(3)	Includes Illinois, Michigan and Minnesota.
(4)	Includes Maryland, District of Columbia, New Jersey, New York and Pennsylvania.
(5)	Includes Florida, Georgia and Virginia.
(6)	Includes New Mexico and Texas.

Sunstone Hotel Investors, Inc.

Pro Forma Hotel Operating Statistics by Brand

(Unaudited)

Brand	Number of Hotels	Number of Rooms	Quarter ended March 31, 2006			Quarter ended March 31, 2005
			Occupancy Percentages	Average Daily Rate	RevPar	Occupancy Percentages	Average Daily Rate	RevPar	Percent Change in RevPAR
Marriott	32	9,350	72.1%	$139.50	$100.51	72.1%	$129.56	$93.42	7.6%
Hilton	6	1,777	70.3%	$170.38	$119.77	71.7%	$151.51	$108.59	10.3%
InterContinental	11	2,301	62.8%	$84.18	$52.83	62.1%	$77.33	$48.03	10.0%
Hyatt (1)	4	1,029	71.5%	$119.26	$85.33	71.6%	$106.98	$76.57	11.4%
Other Franchise Affiliations (2)	3	1,037	85.2%	$99.82	$85.04	85.2%	$90.02	$76.70	10.9%
Independent	3	1,235	57.7%	$87.26	$50.35	52.5%	$82.37	$43.26	16.4%

Total Portfolio	59	16,729	70.3%	$128.41	$90.26	70.0%	$118.34	$82.81	9.0%

(1)	Excludes the Hyatt Regency Century Plaza.
(2)	Includes two Sheratons and a Wyndham, and excludes the Fairmont Newport Beach, which has been under renovation.

Sunstone Hotel Investors, Inc.

Debt Summary

(Unaudited - Dollars in Thousands)

Debt	Collateral	Interest Rate / Spread	Maturity Date	March 31, 2006 Balance	Recent Events (1)	April 30, 2006 Balance
Fixed Rate Debt
Secured Mortgage Debt	1 hotel	8.51%	2007	$13,609		$13,609
Unsecured Note	Guaranty	6.00%	2007	542		542
Secured Mortgage Debt	1 hotel	7.50%	2008	52,980	$(52,980)	—
Secured Mortgage Debt	1 hotel	8.78%	2009	9,031		9,031
Secured Mortgage Debt	1 hotel	5.92%	2010	81,000		81,000
Secured Mortgage Debt (2)	17 hotels	5.95%	2011	250,000		250,000
Secured Mortgage Debt (3)	2 hotels	4.98%	2012	65,000		65,000
Secured Mortgage Debt	Rochester laundry facility	9.88%	2013	5,888		5,888
Secured Mortgage Debt	1 hotel	6.12%	2014	175,000		175,000
Secured Mortgage Debt (3)	10 hotels	5.34%	2015	276,000		276,000
Secured Mortgage Debt (3)	2 hotels	5.20%	2016	185,000		185,000
Secured Mortgage Debt	1 hotel	5.69%	2016	48,000		48,000
Secured Mortgage Debt	1 hotel	5.66%	2016	34,000		34,000
Secured Mortgage Debt	1 hotel	5.58%	2017	75,000		75,000
Secured Mortgage Debt	1 hotel	6.60%	2019	—	70,000	70,000
Secured Mortgage Debt	1 hotel	5.95%	2021	—	135,000	135,000

Total Fixed Rate Debt				1,271,050	152,020	1,423,070

Floating Rate Debt
Unsecured Term Loan Facility	No mortgages	L + 2.25%	2008	75,000	(75,000)	—

Total Floating Rate Debt				75,000	(75,000)	—
TOTAL MORTGAGE DEBT				1,346,050	77,020	1,423,070
Secured Revolving Credit Facility	8 hotels	L + 1.50% 2.00%	2007	10,000	(10,000)	—

TOTAL DEBT				$1,356,050	$67,020	$1,423,070

Preferred / Convertible Stock
Series A		8.00%	perpetual	$121,250	55,000	$176,250
Series C		6.45%	perpetual	$100,000		$100,000

% Fixed Rate Debt				93.7%		100.0%
% Floating Rate Debt				6.3%		0.0%
Average Interest Rate (4)				5.86%		5.76%
Weighted Average Maturity of Debt				7.19 years		8.69 years

(1)	Reflects the refinancing of the DC Renaissance, the repayment in full of the unsecured term loan facility and the secured revolving credit facility.
(2)	Cross-collateralized loan with life insurance company
(3)	Individual, non cross-collateralized loans
(4)	Assumes LIBOR of 5.0%